[LOGO OMITTED]    CAMBIAR
                  INVESTORS






                                                                   April 1, 2016

                                                                  Code of Ethics

PREAMBLE

This Code of Ethics ("Code") of Cambiar Investors, LLC ("Cambiar" or the "Firm") is being adopted in compliance with the requirements of Sections 204A and 206 of the Investment Advisers Act of 1940 (the "Advisers Act"), Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"), and the rules promulgated thereunder. Rule 204-2 under the Advisers Act imposes recordkeeping requirements with respect to personal securities transactions of ACCESS PERSONS (bolded terms are defined below). For purposes of this Code, all Cambiar partners, officers, principals and employees are deemed to be Access Persons.

In general, under Section 206 of the Advisers Act and Rule 17j-1 under the 1940 Act, it is unlawful for any investment adviser, including an adviser to a registered investment company ("mutual fund"), or any AFFILIATED PERSON of such investment adviser, in connection with the purchase or sale, directly or indirectly, by such person of a SECURITY HELD OR TO BE ACQUIRED by any client portfolio or mutual fund:

     1. To employ any device, scheme or artifice to defraud any client or prospective client, which may include any mutual fund, or to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

     2. With respect to any mutual fund, to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the mutual fund, in light of the circumstances under which they are made, not misleading;

     3. To engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative, or which operates or would operate as a fraud or deceit upon any client or prospective client; or

     4. To engage in any manipulative practice with respect to a client account, including any mutual fund.

This Code is based upon the principle that the EMPLOYEES have a duty to place the interests of clients first, and to avoid abuses of their trust. This Code imposes restrictions on personal investing and on other business activities to help ensure that our professional and personal conduct preserves Cambiar's reputation for high standards of ethics and integrity. The Code also contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the provisions listed above.

The Compliance Department shall notify each Employee that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person upon employment, upon any amendment of this Code, and upon request. Employees must acknowledge receipt of the Code and any amendments.

I. GUIDING PRINCIPLES & STANDARDS OF CONDUCT

Employees will seek to act in an ethical manner and with integrity when dealing with current or prospective clients, the public, third-party service providers and fellow Employees. Cambiar believes that the following set of principles help frame the professional and ethical conduct that it expects from Employees:

     o    Treat clients with care;

     o Place the interests of clients above those of Cambiar and avoid abuses of client trust;

     o Treat clients equitably and seek to avoid favoring one client over another;

     o Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

     o Identify, disclose, and seek to minimize material conflicts of interest;

     o Comply with the FEDERAL SECURITIES LAWS and other laws, including by avoiding material misstatements or failures to state material facts; and

     o Develop and maintain relationships with clients, service providers, and others based on the quality of the services that the Firm provides and receives, and not based on extraneous factors such as the giving or receipt of gifts and entertainment.

In addition to the standards set forth above, Cambiar also believes that its services should be imbued with other qualities that encourage fair treatment and orderly markets. The integrity of the services provided by the Firm to its clients is bolstered by:

     o Practicing and encouraging others to practice in a professional and ethical manner that reflects favorably on Cambiar and the investment management profession;

     o Promoting the integrity of, and upholding the rules governing, capital markets;

     o Using reasonable care and exercising independent, professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

     o Maintaining and improving the professional competence of Cambiar employees; and

     o Avoiding doing business with market participants that act in a manner patently inconsistent with these values.

Employees must promptly report any violations of this Code to the CHIEF COMPLIANCE OFFICER ("CCO"), or to another member of the Compliance department, who shall relay any information to the CCO. The CCO shall report any material violations of this Code to the Firm's senior management. Cambiar will also report any material violations relating to a mutual fund to the Board of Trustees of that mutual fund.

A written code of ethics cannot answer all questions raised in the context of business relationships and the provisions of this Code are not all-inclusive. The provisions of this Code are intended to serve as a guide for Employees in their conduct. In those situations where an Employee may be uncertain as to the intent or purpose of a provision of the Code, she or he is advised to consult with the CCO.

RISKS

In developing these policies and procedures, Cambiar considered certain material risks associated with administering this Code. This analysis includes risks such as:

     o Personal trading of employees that does not comply with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

     o    Employees trading ahead of clients.

     o Employees' personal trading appears to capitalize on information obtained through their duties at Cambiar.

     o Employees serving as directors and/or trustees of outside organizations without considering potential conflicts.

     o Employees engage in excessive personal trading (as determined by the CCO) that has the potential to detract from their ability to perform services for clients.

     o Employees fail to make required reporting to Cambiar to allow for sufficient oversight of compliance with this Code.

II. POLICIES AND PROCEDURES

     A.    PERSONAL TRADING

Employee trades should be executed in a manner consistent with our fiduciary obligations to our clients: all personal trading should avoid actual improprieties and should also seek to avoid the appearance of impropriety. Employee trades should not conflict with the execution of orders placed for Clients, nor should personal trading activity be so excessive as to conflict with the Employee's ability to fulfill his or her professional responsibilities.

     ACCOUNTS COVERED BY THE POLICIES AND PROCEDURES

Cambiar's PERSONAL TRADING policies and procedures apply to any account holding any SECURITY over which an employee has a BENEFICIAL INTEREST, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include spouses, children, stepchildren, grandchildren, parents, step-parents, grandparents, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships, sharing the same household. Children, step-children and similar relations living away from home on a temporary basis, E.G., away at college, are deemed to the living in the same household with the Employee for purposes of this Code.(1) NOTE: As discussed below, Employees must report all accounts that hold SECURITIES even if the securities are not Reportable Securities, as defined below. If you have any questions about whether an account needs to be reported, please consult the Compliance Department.

     REPORTABLE SECURITIES

Reportable Securities include all common stocks (including derivatives related to common stocks), ETFs, closed-end funds, bonds, PRIVATE INVESTMENTS/LIMITED OFFERINGS, and any other Security, but DO NOT include:

     o    Direct obligations of the Government of the United States;

     o Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

     o    Shares issued by money market funds;

     o Shares issued by open-end investment companies registered in the U.S., OTHER THAN mutual funds advised or sub-advised by Cambiar;

     o    Interests in 529 college savings plans; and

     o Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or sub-advised by Cambiar.

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(1) There may be instances in which an Employee can exclude reporting of certain accounts that are held and managed by immediate family members sharing the same household if the Employee can demonstrate that she/he does not have any direct or indirect influence or CONTROL over the accounts. Please consult with the Compliance Department to determine the trading and reporting requirements for such accounts.

MUTUAL FUNDS: The mutual funds advised or sub-advised by Cambiar are Reportable Securities. TO SIMPLIFY MONITORING AND LIMIT POTENTIAL CONFLICTS, HOWEVER, EMPLOYEES ARE PROHIBITED FROM INVESTING IN OR OWNING MUTUAL FUNDS SUB-ADVISED BY CAMBIAR. Please contact Compliance if you require a list of sub-advised mutual funds.

MARGIN: Employees are not permitted to purchase securities on margin.

     PRECLEARANCE PROCEDURES

Except as specifically noted below, Employees MUST obtain preclearance before purchasing or selling Reportable Securities. THE PRECLEARANCE REQUIREMENT APPLIES TO ALL ACCOUNTS FOR WHICH THE EMPLOYEE IS DEEMED TO HAVE A BENEFICIAL INTEREST, E.G., THE ACCOUNT OF A SPOUSE. Preclearance may be obtained by submitting an electronic trade request through the Financial Tracking software program ("Financial Tracking"), or by contacting the Compliance Department. If the trade request is submitted electronically, the software system will either:
(1) approve the trade, or (2) submit the request for manual review. When a manual review is required, the Firm's Head Trader typically reviews the request and a second evaluation is then performed by the Compliance staff.

If a preclearance request is approved, that approval is valid only for the day on which it is obtained and expires at the close of trading on that date. For example, preclearance received Friday at 1:00 p.m. would expire in one hour at the close of trading that same day. If the approved trade is not fully executed before the close of the trading day, the Employee must resubmit a preclearance request to obtain approval for the remainder of that trade (unless the Compliance Department has approved an extension or the investment relates to certain Private Investments/Limited Offerings). Employees may trade no more shares or principal amount (but can execute less) than that for which they have received approval. In addition, if an Employee becomes aware of any material information with respect to a personal transaction that was previously approved but not yet executed, the Employee must disclose such information to appropriate Compliance staff prior to executing the approved transaction.

Financial Tracking or the individual(s) responsible for reviewing the preclearance request will review the request for the following activities, which are generally PROHIBITED by the Firm:

     1. Transactions in securities on Cambiar's BUY/SELL/REVIEW LIST ("Watch List"). The Watch List includes securities that Cambiar is actively evaluating for purchase in client accounts. The Watch List and any updates are periodically distributed to Employees and are input into Financial Tracking.

     2.   The acquisition of any securities in an initial public offering
          ("IPO").

     3. Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within thirty (30) calendar days.

     4. The purchase or sale of a Reportable Security within seven (7) calendar days before or seven (7) calendar days after any client portfolios conduct significant trading in that security. (Significant trading generally indicates strategic portfolio movements across client accounts typically associated with adjusting portfolio position weightings, I.E., adding or trimming, establishing new positions, or full liquidations of existing positions across a specific strategy or multiple portfolios.) Because smaller, non-strategic trades are less likely to affect client interests, non-strategic trades in any mutual fund or client portfolio made as a result of a cash infusion or redemption of assets (or similar occurrence), or other de minimis purchases or sales relating to only one or a few Cambiar clients, are generally excluded when evaluating this provision. This exception ONLY applies if the issuer has a market capitalization in excess of $10 billion at the time of the proposed transaction. If strategic trades occur following a personal trade that was previously approved and executed, Cambiar may ask the Employee to cancel the transaction (if possible) or take other action depending on the circumstances, including waiving compliance if no significant conflicts are identified.

Certain transactions in Reportable Securities do not require preclearance. Reportable Securities specifically EXEMPTED from the preclearance process include:

     o    PURCHASES AND SALES OF THE CAMBIAR MUTUAL FUNDS (the "Cambiar
          Funds"). Preclearance is not required for purchases and sales of the Cambiar Funds. However, Employees must report transactions and holdings in the Cambiar Funds, and the Cambiar Funds are subject to a 30-day holding period (note: redemption fees may apply for even longer periods). Please be advised that trading in the Cambiar Funds is not permitted if the Employee is aware of any potentially material, non-public information involving the Cambiar Funds. Cambiar discourages excessive trading in the Cambiar Funds (or any other Securities) and Employees are subject to the Cambiar Funds' policies on excessive and short-term trading, as detailed in the Funds' prospectus. In addition, the Compliance Department reserves the right to limit trading in the Cambiar Funds if excessive trading is detected.

     o EXCHANGE TRADED FUNDS (ETFS). Trades in ETFs are not required to be precleared, but must be reported. Compliance will monitor Employee trading activity in ETFs periodically in seeking to monitor for potential conflicts of interest. ETFs are subject to a 30-day holding period. The Compliance Department reserves the right to limit trading by an Employee in ETFs if excessive trading is detected or other conflicts are identified.

Other limited exemptions from preclearance requirements:

     o NO INFLUENCE OR CONTROL. Preclearance is not required for investments that are a result of transactions that the Employee generally does not control (E. G., a corporate action or the expiration of a derivative); and

     o AUTOMATIC INVESTMENT PLANS OR SIMILAR PLANS. Preclearance is not required for investments that are a result of a dividend reinvestment plan or an employment arrangement (for a spouse or dependent, for example) under which the employer or an affiliate issues the securities (E.G., an employee stock option plan). The Employee should notify Compliance of the existence of this arrangement prior to relying on this exemption.

IF YOU HAVE ANY QUESTIONS ON WHETHER A POTENTIAL INVESTMENT SHOULD BE PRECLEARED, PLEASE CONTACT THE COMPLIANCE DEPARTMENT.

PRIVATE INVESTMENTS/LIMITED OFFERINGS are Reportable Securities and Employees must seek preclearance and obtain approval PRIOR to making an investment. In addition, any Employee who holds a Private Investment/Limited Offering must report any instance in which the Employee becomes aware that Cambiar is considering an investment in that or a related issuer (for example, a private company that later goes public and Cambiar is considering an investment in the IPO, or that company is expected to be purchased by an issuer held in a Cambiar portfolio or on the Watch List). Any such instance will be required to be reviewed by Compliance personnel.

NOTE: Generally, Employees' personal trading accounts managed by Cambiar and Cambiar proprietary investment accounts are managed by Cambiar on a fully discretionary basis and should be treated in the same manner as client accounts investing in the same securities (I.E., executed at the same time and at the same price as client accounts). Thus, such accounts are not subject to the preclearance procedures discussed above, except if the purchase involves an IPO or Private Investment/Limited Offering.

     REPORTING

Under the law, Cambiar is required to collect information regarding the personal trading activities and holdings of Employees. Employees must submit certain information when beginning employment with Cambiar, and must also submit quarterly certifications regarding Reportable Securities transactions and newly-opened accounts, as well as annual certifications regarding holdings and accounts. For reporting and monitoring purposes, upon request Employees must provide periodic statements, or authorization to receive statements/confirmations, for relevant accounts either in paper or electronic form.

Reports submitted pursuant to this Code of Ethics shall be kept confidential and distribution will be limited to compliance and staff, officers of the Firm, counsel, Financial Tracking staff and/or regulatory authorities upon appropriate request or to assist with the implementation or monitoring of the policy.

     INITIAL AND ANNUAL HOLDINGS REPORTS AND CERTIFICATIONS

No later than 10 days after becoming a Cambiar Employee, the Employee must disclose the existence of ANY account in which the Employee has a direct or indirect Beneficial Interest and that holds any Security (including securities excluded from the definition of a Reportable Security). In addition, the Employee must report holdings in all Reportable Securities, including the title and type of the security, the number of shares and principal amount of each holding, among other information. Initial disclosures must be current as of a date no more than 45 days prior to the date of employment.

Thereafter, Employees must annually disclose the existence of all accounts in which the Employee has a direct or indirect Beneficial Interest and that holds any Security (including securities excluded from the definition of a Reportable Security), as well as all holdings in Reportable Securities no later than February 14 of each year. Annual disclosures must be current as of December 31(st) of the previous year.

The initial and the annual disclosures shall be made through Financial Tracking. Any Reportable Securities maintained outside of a brokerage account (E.G., Limited Offerings) that cannot be reported through Financial Tracking must be reported to the Compliance Department directly.

Employees that do not have any holdings and/or accounts to disclose must so indicate on their certifications, within the specified time frame.

     QUARTERLY TRANSACTION REPORTS AND CERTIFICATIONS

Each quarter, Employees must certify to all Reportable Securities transactions in accounts in which they have a direct or an indirect Beneficial Interest. Such reports shall include the name of the security, the date of the transaction, the number of shares, the price or principal amount of the transaction, the direction of the trade (buy or sell), the name of the broker, among other information. Employees must also certify to any accounts opened during the quarter (including accounts that hold any Security). Certifications regarding Reportable Securities transactions and newly-opened accounts must be submitted within 30 days of the end of each calendar quarter.

Quarterly certifications shall be made through Financial Tracking. Any transactions effected outside of brokerage accounts (E.G., Limited Offering) must also be reported through Financial Tracking or to the Compliance Department directly within 30 days of the end of each calendar quarter.

NOTE: Generally, Employees' personal trading accounts managed by Cambiar and Cambiar proprietary investment accounts that are managed by Cambiar on a fully discretionary basis should be treated in the same manner as client accounts investing in the same securities (I.E., executed at the same time and at the same price as client accounts). Additionally, Cambiar maintains records of all transactions in such accounts within its internal systems. Thus, transactions in such accounts are not subject to the quarterly reporting requirement procedures discussed above.

     EXCEPTIONS FROM REPORTS AND CERTIFICATION REQUIREMENTS

There are limited exceptions from the reporting requirements. Employees are not required to submit:

     o Quarterly reports and certifications for any transactions effected pursuant to an AUTOMATIC INVESTMENT PLAN; or

     o Any transaction reports and certifications with respect to Reportable Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by another investment adviser on a discretionary basis ("Managed Accounts").(2)

Any automatic investment plans or Managed Accounts that may be eligible for either of these exceptions must be brought to the attention of the Compliance Department who will, on a case-by-case basis, determine whether the plan or account qualifies for the exception. In making this determination, Compliance staff may ask for supporting documentation, such as, for example, a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser. Compliance may also request related statements and certifications on a periodic basis.

     PERSONAL TRADING AND HOLDINGS REVIEWS

Compliance staff will review reports and certifications submitted pursuant to the PERSONAL TRADING policies and procedures for potentially violative behavior and other information. Compliance staff will document the review of the reports and certifications received, and will address and notate a description of any issues identified, as applicable. Any personal trading that appears questionable may result in further inquiry by the CCO, and if such conduct is deemed to be a material or other violation of this Code, such conduct may result in sanctions, up to and including, dismissal.

     INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

Employees certify their understanding of the Code of Ethics when completing their initial reports through Financial Tracking. In addition to disclosing holdings, every Employee shall also certify annually that:

     o They have read and understand the Code of Ethics and recognize that they are subject thereto.

     o They have complied with the requirements of the Code of Ethics including reporting relevant accounts and any transactions in Reportable Securities in which the Employee has a direct or indirect Beneficial Interest.

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(2) The exception for Managed Accounts for which the Employee has no direct or indirect influence or control is narrow. In order to qualify, not only must another person or entity have discretionary investment management authority over the account, the Employee may not suggest, direct, or even consult with the manager regarding investments in the account. Employees may meet with or discuss their account with the manager, provided that the manager does no more than summarize, describe or explain account activity to the Employee. The Compliance Department may take measures to determine whether the Employee has influence or control over the account including, but not limited to, seeking information about the relationship between the manager and the employee, seeking periodic certifications, and requesting account holdings and transactions reports.

     o They have not disclosed pending "buy" or "sell" orders for a Mutual Fund or client portfolio to anyone outside of Cambiar, except where consistent with other policies and procedures.

     o They have no knowledge of the existence of any undisclosed, material, personal conflict of interest relationship which may involve any Mutual Fund advised or sub-advised by Cambiar or client portfolio, such as any economic relationship between their transactions and securities held or to be acquired.

Employees must also certify to the receipt of any amendments to the Code of Ethics, as applicable.

     CERTIFICATIONS TO THE CAMBIAR FUNDS AND CAMBIAR SUB-ADVISED MUTUAL FUNDS

Generally on at least an annual basis, Cambiar shall provide a certification that addresses the following items to the CCO of the Cambiar Funds:

     a) Compliance has collected all documentation required by this Code of Ethics, and Rule 17j-1 and is retaining such documentation on behalf of the mutual fund;

     b) The identification of any material violations of Cambiar's Code of Ethics, as applicable;

     c) Cambiar has adopted procedures reasonably necessary to prevent Employees from violating the Firm's Code of Ethics and appointed appropriate management or compliance personnel to review transactions and certifications filed by Employees under the Code of Ethics; and

     d) Any material changes in the existing restrictions or procedures of the Code of Ethics have been reported within six months after the adoption of the material change.

Similar certifications may also be provided to Cambiar sub-advised mutual funds, upon request. Upon request, Cambiar shall also provide a list of employees who are subject to Cambiar's Code of Ethics and the individuals responsible for preclearing and reviewing personal securities transactions. Upon reasonable request, Cambiar may also periodically provide such information, including, but not limited to, initial, quarterly and annual reports and certifications of Employees. Due to the sensitive nature of these materials, information will be limited and shall only be released to a third-party with the approval of the CCO.

     EXCESSIVE TRADING

The Firm understands that it may be appropriate for Employees to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this participation should be effected in a way that seeks to avoid potential conflicts with client interests. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other metrics as determined by the CCO or senior management), may give the appearance of distracting the Employee from his/her job-related responsibilities or raise other issues. Accordingly, if personal trading rises to such a level, or takes on such a dimension as to create an environment that the CCO deems to be excessive, future personal transactions may not be approved or may be limited.

     CONFLICTS OF INTEREST

Employees shall notify the Compliance Department of any personal conflict of interest relationship which may involve a client portfolio or any entities for whom Cambiar provides or receives services, such as the existence of any economic relationship between their transactions and securities held or to be acquired by a client portfolio. Assessments of such relationships, including with respect to materiality, shall be made by the Compliance Department. The Compliance staff shall notify the CCO of the Cambiar Funds or a Cambiar sub-advised mutual fund of any material conflict of interest relationship which may involve the entity.

     REPORTING VIOLATIONS

Employees shall report violations or suspected violations of this Code of Ethics promptly to the CCO, or to another member of the Compliance Department, who shall then report to the CCO. Reports of violations may be submitted anonymously and will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. Any retaliation against an individual who reports a violation or suspected violation of this Code of Ethics or other Cambiar compliance policy in good faith is prohibited and such retaliation constitutes a violation of this Code of Ethics.

The CCO or other Compliance staff shall promptly report to senior management any material violations of this Code of Ethics. In addition, the CCO or Compliance staff will report any material issues arising under the Code to the Board of Trustees of any mutual fund for which Cambiar provides services. The Compliance staff will assess the materiality of any suspected violation of this Code. Compliance staff may document incidents deemed to be non-material in its files without further reporting.

     SANCTIONS

Upon determination that an Employee has violated the Code, the CCO and/or senior management of the Firm may impose such sanctions as they deem appropriate, including, among other penalties, disgorgement of profits, a letter of censure, a monetary fine, suspension, or termination of employment.

B.    INSIDER TRADING POLICY

Cambiar maintains INSIDER TRADING Policies and Procedures ("Insider Trading Policy") designed to prevent the misuse of material, non-public information. Cambiar's Insider Trading Policy seeks to ensure that Cambiar personnel act consistently with fiduciary and legal duties owed to clients and that those personnel do not personally profit from material, non-public information available. The policy also seeks to prohibit the improper dissemination of Cambiar's proprietary information. Please refer to the Insider Trading Policy for details.

C.    GIFTS AND ENTERTAINMENT

It is Cambiar's intent to develop and maintain relationships with clients, service providers, and others that are based on the quality of the services that Cambiar provides and receives, and not on extraneous factors such as the giving or receipt of entertainment and gifts. Cambiar has developed a separate Gifts and Entertainment Policy ("G&E Policy") that is designed to help ensure that Cambiar employees act consistently with this philosophy and that the Firm complies with applicable regulatory and firm-wide requirements. Please refer to the G&E Policy for details.

D.    OUTSIDE BUSINESS ACTIVITIES

Under certain circumstances, Employees may request to be permitted to serve as directors, trustees or officers of outside organizations by submitting requests in advance through Financial Tracking or discussing the opportunity with the Compliance Department. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. In assessing the Employee's prospective opportunity, Cambiar will seek to determine if it is in clients' interests that the Employee participate, or, in the alternative, whether client interests are unaffected. Employees may receive compensation for such activities.

One example in which such service might be beneficial to clients could involve a company held in clients' portfolios undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. However, service with organizations outside of Cambiar can raise regulatory issues and concerns, including conflicts of interest and access to material, non-public information. In such instances, Cambiar may erect an information barrier or take other actions to ensure that Cambiar does not violate Federal Securities Laws or other regulations.

In addition, if an Employee or family member acts as a director or officer, or in another similar capacity, or has a material financial position in an organization that Cambiar may have a material business relationship with or that may seek a relationship with in the future, the Employee should alert the Compliance Department. The Compliance Department will consider any action to be taken as a result of this type of relationship.

Employees are prohibited from engaging in outside activities as described in this section without the prior approval of the CCO. Approval will be granted on a case-by-case basis, and may be subject to appropriate resolution of potential conflicts of interest.

E.    LOANS

No Employee may borrow from or become indebted to, any person, business or company having business dealings or a material relationship with Cambiar, including a client, except with respect to customary personal loans (E.G., home mortgage loans, automobile loans, lines of credit, etc., obtained in the ordinary course of business and on the same terms as would be offered to other customers), unless the arrangement is disclosed in writing and receives prior approval from the CCO.

F.    GOVERNMENT AND INDUSTRY REGULATORS

Cambiar forbids cash or similar payments by its Employees or any agent or other intermediary of Cambiar to any government official, self-regulatory official or similar person or entity, within the United States, for the purpose of influencing favorable treatment or consideration for any legal, regulatory, or similar application matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. Please also refer to Cambiar's G&E Policy, which prohibits such activities with respect to clients and foreign government officials.

G.    EMPLOYEE ASSISTANCE

Employees are required to cooperate fully with management in connection with any internal or external examinations or investigations, as requested by the General Counsel or the CCO. Employees are expected to fully cooperate and assist management in processing or responding to any claims, actions, arbitrations, litigation, subpoenas, investigations or inquiries brought by or against Cambiar, or in which Cambiar has obligations, including with respect to assisting in identifying and resolving any operational errors. Employees are expected to provide Cambiar with assistance, including, but not limited to, meeting or consulting with Cambiar and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

H.    PROTECTION OF CAMBIAR'S NAME

Employees should at all times be aware that Cambiar's name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of Cambiar's name in any manner that could be misinterpreted to indicate a relationship between Cambiar and any other entity or activity.

I.    EMPLOYEE INVOLVEMENT IN LITIGATION OR PROCEEDINGS

Employees must advise the CCO immediately if they become involved in material litigation or an administrative investigation or proceeding of any kind, or are subject to any material judgment, order or arrest (excluding misdemeanor traffic offenses).

J.    RECORDKEEPING

Cambiar shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by regulatory authorities or Cambiar's senior management.

     o A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

     o A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     o A copy of each Employee's written acknowledgements (annual or periodic certifications acknowledging receipt of the Code and any amendments) for five years maintained in an easily accessible place).

     o A copy of each report required to be submitted by each Employee pursuant to this Code, including any information provided in lieu of reports, maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

     o A list of all Employees who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, shall be maintained in an easily accessible place;

     o A list of all persons who are or were responsible for reviewing reports of Employees during the past five years shall be maintained in an easily accessible place;

     o A copy of any record (and the reasons supporting the decision) approving the acquisition of any PRIVATE INVESTMENT/LIMITED OFFERING or IPO for any Employees shall be maintained for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place; and

     o A copy of each report provided to the Trustees of the Cambiar Funds shall be maintained by Cambiar for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

Many of the required books and records listed will be maintained through the Financial Tracking software system.

III. DISCLOSURE

Cambiar shall describe its Code of Ethics in Form ADV Part 2A and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Cambiar's Code of Ethics shall be directed to Compliance staff.

IV.  RESPONSIBILITY

The Compliance Department will be responsible for administering the Code of Ethics. All questions regarding this Code should be directed to Compliance staff. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment and at least annually thereafter.

At least annually the CCO, with assistance from the Compliance Department, will review the effectiveness of the Code, determine whether it has been implemented effectively, and whether it should be amended or updated. Any amendments to this Code require the written approval of the CCO.


Approved by:       CHRISTINE SIMON
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Title:             CHIEF COMPLIANCE OFFICER
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Effective Date:    APRIL 1, 2016
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                                  DEFINITIONS

o ACCESS PERSON -- means any Supervised Person of Cambiar who has access to non-public information regarding any client's purchase or sale of securities, or has non-public information regarding the portfolio holdings of any mutual fund advised or sub-advised by Cambiar; any person who is involved in making securities recommendations to clients, or who has access to non-public securities recommendations. All of Cambiar's officers, partners, directors and employees are presumed to be Access Persons. Although Access Persons and Supervised Persons have slightly different meanings, this Code makes no distinction between Access Persons and Supervised Persons, based on the size and structure of the Firm. For the Codes purposes, all Access Persons are Supervised Persons, and vice versa.

o AFFILIATED PERSON - (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

o AUTOMATIC INVESTMENT PLAN -- A program in which regular, periodic trades are made automatically in accordance with a predetermined schedule and allocation. Dividend reinvestment plans generally qualify as Automatic Investment Plans.

o BENEFICIAL INTEREST -- Shall be interpreted in the same manner as it would be in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in: (i) his or her name or the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains substantially equivalent to those of ownership.

o BUY/SELL/REVIEW LIST (Watch List) - includes securities that Cambiar is actively evaluating for purchase in client accounts. The Watch List and any updates are periodically distributed to Employees and are input into Financial Tracking.

o CHIEF COMPLIANCE OFFICER ("CCO") -- The officer selected by Cambiar to serve as the Firm's Chief Compliance Officer.

o CONTROL - the power to exercise a controlling influence over the management of an account.

o    EMPLOYEES -- Cambiar's officers, principals, partners and employees.

o    EXCHANGE ACT -- The Securities Exchange Act of 1934.

o FEDERAL SECURITIES LAWS -- The Federal Securities Laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

o INSIDER TRADING -- Trading personally or on behalf of others on the basis of material, non-public information, or improperly communicating material, non-public information to others.

o IPO -- An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

o LIMITED OFFERING - An offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(5) or Rules 504, 505, or 506 under the Securities Act. Limited offerings are commonly referred to as private placements or private investments.

o MUTUAL FUND -- Refers to any investment vehicle registered under the Investment Company Act of 1940 for which Cambiar acts as manager, adviser or sub-adviser.

o PORTFOLIO - Any account, trust or other investment vehicle (except "Mutual Fund") over which the Firm has investment management discretion.

o PRIVATE INVESTMENTS/LIMITED OFFERINGS - - includes interests in initial public offerings, private companies, hedge funds, limited partnerships, limited liability companies, private equity funds, venture capital funds, other unregistered operating companies or unregistered investment companies that invest in securities, real estate or other assets.

o SECURITY -- means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security or on any group or index of securities or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the above. Any questions about whether an instrument is a Security for purposes of the Federal Securities Laws should be directed to Compliance staff.

o SECURITY HELD OR TO BE ACQUIRED - (i) any Security which, within the most recent 15 days, is or has been held by a mutual fund or client portfolio, or is being or has been considered for purchase by a mutual fund or client portfolio, or (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.

o    SECURITIES ACT -- The Securities Act of 1933.

o SUPERVISED PERSON -- means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of Cambiar, or any other person who provides investment advice on behalf of Cambiar and are subject to Cambiar's supervision and control.